EXHIBIT 99.2

                     BOSTON CELTICS LIMITED PARTNERSHIP
               ANNOUNCES ESTIMATE OF POTENTIAL CASH PAYMENT TO
                   UNITHOLDERS FOLLOWING SALE TRANSACTION

BOSTON, Massachusetts - (BUSINESS WIRE) - October 7, 2002 - Boston Celtics Limited Partnership (NYSE, BOS) today released a preliminary estimate of the cash benefit that would be paid to holders of limited partnership units of Boston Celtics Limited Partnership ("BCLP") following consummation of the previously announced agreement between Celtics Basketball L.P. (BCLP's 48.3% owned, indirect subsidiary) and Lake Carnegie, LLC, providing for the sale of the Boston Celtics basketball team.

      Under the terms of the agreement, Lake Carnegie will pay to Celtics Basketball L.P. an aggregate amount of $360 million in cash consideration for team assets (of which $50 million will be used to pay outstanding bank borrowings of Celtics Basketball L.P.) and will assume all operating liabilities relating to the team. A 48.3% portion of the net proceeds of the transaction will be distributed to a subsidiary of BCLP. From this amount, taxes (including federal and state income taxes) and other expenses and liabilities will be paid, and provision will be made for outstanding subordinated debentures, and for claims and contingent liabilities.

      As a result of its continuing analysis, and based upon available information and assumptions regarding taxes, liabilities, claims and expenses, BCLP currently estimates that the anticipated cash payment to unitholders relating to the sale of Boston Celtics team assets, net of provision for taxes, debentures, other liabilities and contingencies, is expected to range from $25.00 to $35.00 per unit, and is expected to represent substantially all of the net assets of BCLP at the time of the payment. Such cash payment will be made to unitholders on a pro rata basis based on the number of units held. No control premium will be paid to any Gaston entity or individual or to any other holder of BCLP units. Actual claims, liabilities and expenses may exceed current estimates and may reduce the amount of proceeds available for unitholders. Additionally, BCLP may establish a reserve to satisfy contingent liabilities and ongoing costs and expenses.

      The timing of any cash payment to BCLP unit holders has not yet been determined and will be contingent upon the consummation of the transaction with Lake Carnegie, LLC. The transaction continues to be subject to National Basketball Association approval and customary closing conditions.

      Shareholders and investors are advised that statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. This includes the estimated amount of any projected cash benefit for unitholders following consummation of the sale of the Boston Celtics basketball team. These forward-looking statements are based largely on expectations and assumptions, and are subject to a number of risks and uncertainties. Specifically, closing of the transaction will remain contingent upon the satisfaction of a number of conditions to closing, including approval of the National Basketball Association. In the event that the transaction closes, there are a number of factors which could cause actual results to differ materially from these forward-looking statements, including the timing of the closing of the sale of the team, and claims, liabilities or expenses that exceed current estimates or that are unanticipated. BCLP disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.